UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2008

RAM Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-32864	Not Applicable
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

RAM Re House
46 Reid Street
Hamilton HM 12 Bermuda
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (441) 296-6501

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

      As previously announced, on June 4, 2008, Standard & Poor’s (“S&P”) lowered the financial strength and financial enhancement ratings on RAM Reinsurance Co. Ltd. (RAM Re) from ‘AAA’ to ‘AA’ and removed these ratings from CreditWatch. S&P’s outlook on the ‘AA’ rating is negative. The purpose of this filing is to provide additional information regarding the potential consequences to RAM Holdings Ltd. and RAM Re of the previously announced downgrade of RAM Re’s S&P ratings.

      In addition to the action taken with respect to the ratings of RAM Re, the debt rating and preference shares ratings of RAM Re’s holding company, RAM Holdings Ltd., were lowered by S&P to ‘BBB+’ and ‘BBB-’, respectively, and removed from CreditWatch. The outlooks for these ratings are negative. The rating on money market committed preferred custodial trust securities (CPS securities) issued by Blue Water Trust I was lowered to ‘BBB+’ and removed from CreditWatch. This rating reflects the preference shares rating of RAM Re, which was also lowered to ‘BBB+’ and removed from CreditWatch.

      In its report, S&P stated that the ‘AA’ rating reflects its view of RAM Re’s weakened capital adequacy position, which is the result of a significant amount of projected losses relating to reinsured subprime and second lien residential mortgage-backed securities (RMBS) and asset-backed security collateralized debt obligations (ABS CDOs). The company's capital adequacy margin of safety was in the range of 1.0x -1.1x, which exceeds S&P’s ‘AA’ requirement of 1.0x. The rating also reflects S&P’s expectation that RAM Re will continue to maintain strong reinsurance relationships with the primary insurer community in the wake of its rating downgrade. S&P stated that lastly, the rating reflects its understanding that RAM will continue to take proactive steps toward improving its historically below-average return on equity (ROE). S&P stated that the negative outlook for the 'AA' rating reflects S&P's view that, in light of the unprecedented level of mortgage market deterioration that has occurred, S&P remains circumspect about assigning stable outlooks to insurers even if they have sufficient capital when measured against its projected stress case losses. Accordingly, S&P stated that it will assign negative outlooks to those firms with significant exposure to domestic nonprime mortgages and/or meaningful lower credit quality exposures. The rating and outlook would be reassessed in the event RAM Re's sub-prime exposure deteriorates further and strains the company's claims paying resources.

     As previously disclosed, a downgrade of RAM Re’s financial strength and financial enhancement rating from the AAA to the AA range by S&P is a termination event under some, but not all, of RAM Re’s treaties, subject to a cure period of from 30 – 90 days. In the case of a “cut-off” termination, the primary can re-assume all of its policies reinsured by RAM Re. We do not expect the primaries with termination rights to exercise their rights to reassume their business with us in the near term, if at all. However, if all the primaries with termination rights were to exercise their rights to a “cut-off” termination in full, we estimate that (i) the total reduction in par outstanding and exposure would be $28.7 billion and $45.8 billion, respectively and (ii) the total amount of statutory unearned premium associated with that par to be returned to the ceding companies, net of ceding commissions, would be $109.3 million. The difference between unearned premiums calculated on a statutory basis and using accounting principles generally accepted in the United State (“GAAP”) would result in a charge to retained earnings, if and when business is reassumed by the ceding company. We estimate that the total charge to retained earnings in the event all of the policies are recaptured by the primaries with termination rights would be $24 million. In addition, we would be required to pay the ceding companies the losses reserved with respect to the recaptured policies, which we estimate at $53.3 million, but this payment would have no effect on the financials as these losses have already been accounted for in prior periods.

     If such business were re-assumed as described above, in addition to the aforementioned charge to retained earnings, RAM’s future earnings would be adversely affected by the amount of returned unearned premium, as well as the loss of any future installment premiums RAM would have received in the future from such returned business. However, we believe such an event would also reduce the amount of capital we are required to maintain by the rating agencies to support our business, and we estimate that the total reduction in required rating agency capital would be approximately $200 million to $350 million, depending on the rating agency.

     None of the primaries has the right to “cherry-pick” the policies recaptured, meaning that a primary cannot elect to re-assume only a selection of the policies under the treaty contract, subject in certain cases to exceptions where a primary would exceed its single risk limits for a particular issue. However, some of the primaries may be able to select specific treaty-years of business to recapture.

      In those cases where a downgrade by S&P is not a termination event under the treaties, and in any case as long as the primary does not elect to exercise its re-assumption right, there is a potential ceding commission increase. We estimate the total contractual increase in ceding commissions on unearned premium as a result of the downgrade to be $5.6 million. RAM’s treaties with its AAA-rated customers also provide for a contractual increase in ceding commissions on new business ranging from 0 – 5%.

     All of the estimates set forth in this Item 8.01 are based on our insured portfolio outstanding as of March 31, 2008, which is reported on a one quarter lag, and since the above described consequences of a downgrade are not effective until a cure period of from 30 – 90 days has expired, the actual financial consequences if all the primaries were to exercise their cut-off termination rights or impose increased ceding commission could be materially different from those set out in the estimates above.

     The above description of the rights of the primaries would also generally apply to the master facultative contract between RAM Re and each of the primaries under which RAM Re reinsures policies on a facultative basis, except that those contracts do not provide for ceding commission increases upon a downgrade of RAM Re.

     The downgrade by S&P of the A+ rated auction market perpetual preferred securities issued by Blue Water Trust, RAM Re’s $50 million “soft capital” facility, increased the maximum rate paid by the trust on these securities from LIBOR plus 200 to LIBOR plus 300 effective June 6, 2008, and RAM Re’s put option fee (calculated as the rate paid on the auction market perpetual preferred securities less the stated yield on the commercial paper held by the trust during the relevant period after deducting certain expenses of the trust) is increased correspondingly. The increase in the put option fee will be approximately $125,000 per quarter, assuming the current LIBOR rate remains in effect.

Forward-Looking Statements

This 8-K contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Among the risks and uncertainties are: (i) any further ratings assessments of RAM and its customers; (ii) RAM’s ability to successfully address any rating agency capital requirements within the applicable timeframes; (iii) a downgrade in financial strength ratings of RAM Re by Moody’s or a further downgrade by S&P; (iv) higher risk of loss due to deterioration in the credit markets resulting from poor performance of residential mortgage loans; (v) new competitors entering the market for financial guaranty reinsurance; (vi) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (vii) decreased demand for financial guaranty insurance or our reinsurance products; (viii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (ix) the exercise of re-assumption rights under the treaties by one or more of RAM’s customer that has such rights; (x) legislative and regulatory developments; (xi) changes in regulation or tax laws applicable to us or our customers; (xii) more severe losses or more frequent losses associated with our products; (xiii) losses on credit derivatives; (xiv) changes in our accounting policies and procedures that impact the Company's reported financial results; and (xv) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM Holdings Ltd.
(Registrant)

Dated: June 11, 2008	By: /s/ Victoria W. Guest
Name: Victoria W. Guest
Title: General Counsel